EXHIBIT 10.19

AMENDMENT TO DPSP/START PLAN

Morgan Stanley & Co. Incorporated hereby amends the Morgan Stanley DPSP/START Plan, as amended (the “DPSP/START Plan”), effective January 1, 2004 except as otherwise provided below, as follows:

1. Section 2 of the DPSP/START Plan shall be amended by inserting the following new definitions in the appropriate places based on alphabetical ordering:

““Business Unit” means Morgan Stanley, in whole or in part, and any subsidiary, group of subsidiaries, divisions, departments, units, business activity or group of business activities of Morgan Stanley, as determined by the Company for each Plan Year.”

““Member” means an Eligible Employee who has become a Member in the Plan in accordance with Section 3(b).”

““Plan Administrator” means Morgan Stanley’s Global Director of Human Resources or his or her delegate.”

2. The definition of the terms “Administrative Committee” and “Committee” in Section 2 of the DPSP/START Plan shall be deleted in its entirety, and such terms shall be deleted and replaced with the term “Plan Administrator” each place they appear in the Plan, other than in Sections 8, 16 and 17 of the Plan.

3. The definition of “Base Salary” in Section 2 of the DPSP/START Plan shall be deleted in its entirety.

4. The definition of “Earnings” in Section 2 of the DPSP/START Plan shall be amended to read as follows:

““Earnings” means base salary, cash bonuses, commissions, overtime and other cash compensation paid by a Participating Company to a Participant for services rendered as an Eligible Employee. Earnings also include any salary reduction amounts elected by a Participant pursuant to an arrangement maintained by any member of the Affiliated Group under Code section 401(k), 125 or 132(f)(4). Earnings exclude, without limitation: (i) earnings paid for any period prior to the date an Employee becomes an Eligible Employee or during a period the Employee is not an Eligible Employee, (ii) non-cash compensation, (iii) imputed income, (iv) cash payments made to or on behalf of a Participant for an employment-related expense or in the nature of an allowance, such as medical or expense reimbursements, cost of living, relocation or transition allowances, tax equalization or gross-up payments and employee referrals, (v) amounts payable under continued service bonus agreements (generally payable by the fourth anniversary of hire), and (vi) amounts paid after the last day of the month in which a Participant’s employment with the Affiliated Group terminates. In addition, with respect to deferred (other than under Code section 401(k)) or executive compensation, Earnings (w) will not include any such amount when awarded, contributed or deferred, (x) will not include periodic distributions of earnings or dividend equivalents, such as dividend equivalent payments under the Morgan Stanley Equity Incentive Compensation Plan, (y) will not include amounts that are paid in settlement of an award or deferral, except to the extent that they met the definition of Earnings applicable to the Participant under this Plan for periods prior to January 1, 2004, and (z) will not include any payment or deferral in respect of a carried interest plan or a profits participation plan maintained by Morgan Stanley Real Estate Funds.

“If any person should receive Earnings during the same payroll period from a Participating Company and also from a Foreign Subsidiary, and if such person is considered an Eligible MS Employee pursuant to the third sentence of the definition of that term, the aggregate amount so received shall be treated as his or her Earnings.

“For Plan Years beginning on or after January 1, 2002, the annual Earnings of each Participant taken into account under the Plan, including in determining the Pre-Tax and After-Tax Contributions a Participant may elect to contribute, shall not exceed the $200,000 compensation limit under Code section 401(a)(17), as adjusted for cost-of-living increases in accordance with Code section 401(a)(17)(B). Effective January 1, 2004, the annual Earnings taken into account in determining allocations of Firm Contributions to an eligible Member under Section 6 of the Plan for any given Plan Year shall not exceed $100,000.”

5. The definition of “Eligible Employee” in Section 2 of the DPSP/START Plan shall be amended by deleting clause (a) in such definition and replacing it with the following:

“(a) a leased employee of any Participating Company (including without limitation a Leased Employee), an independent contractor or a consultant;”

6. The definition of “Eligible Employee” in Section 2 of the DPSP/START Plan shall be further amended by adding the following paragraph at the end thereof:

“Notwithstanding the foregoing, the term “Eligible Employee” shall not include any Employee coded and paid as an hourly employee who is first hired by or first transferred to a Participating Company on or after July 1, 2004 and who is not a Credit Services Employee.”

7. The definitions of “Entry Date” and “Part-time Employee” in Section 2 of the DPSP/START Plan shall be amended to by deleting the phrase “more than 20 hours per week” in each place it appears in such definitions and replacing it with the phrase “20 or more hours per week.”

8. The definition of “Firm Contribution” in Section 2 of the DPSP/START Plan shall be amended to read as follows:

““Firm Contribution” means a contribution made to the Plan pursuant to Section 6(a).”

9. The definition of “MS Member” in Section 2 of the DPSP/START Plan shall be deleted in its entirety.

10. The definition of “Retirement” in Section 2 of the DPSP/START Plan shall be amended to read as follows:

““Retirement” means termination of a Participant’s employment with a Participating Company and all members of the Affiliated Group on or after the date he or she has both attained age 55 and completed five years of service under the qualified defined benefit plan of the Company or Affiliated Group member covering such Participant.”

11. The definition of “Service” in Section 2 of the DPSP/START Plan shall be amended to read as follows:

““Service” means Service as defined in Section 4(d).”

12. The definition of the term “Termination of Employment” in Section 2 of the DPSP/START Plan shall be deleted in its entirety.

13. The definition of “Total and Permanent Disability” in Section 2 of the DPSP/START Plan shall be amended to read as follows:

““Total and Permanent Disability” (or “Totally and Permanently Disabled”) means a medically determinable physical or mental impairment which is reasonably expected to last for a continuous period of not less than 12 months or to result in death. A Participant shall be considered to be Totally and Permanently Disabled upon his or her termination of employment immediately after qualifying for and receiving short-term disability benefits under a plan of his or her employer.”

14. Sections 3(a) and 3(b) of the DPSP/START Plan shall be deleted in their entirety and replaced with the following:

“(a) Commencement of Participation.

“(i) Each Eligible Employee who is a Participant in the Plan on December 31, 2003 shall continue as a Participant on January 1, 2004.

“(ii) Any other Full-time Employee or Part-time Employee who is regularly scheduled to work 20 or more hours per week may elect to become a Participant on any Entry Date coincident with or following his or her Employment Commencement Date. Any Part-time Employee who is not regularly scheduled to work 20 or more hours per week may elect to become a Participant as of the first Entry Date following the date on or after January 1, 2004 on which he or she has completed one Year of Service. Notwithstanding the foregoing, any Part-time Employee not regularly scheduled to work 20 or more hours per week whose Employment Commencement Date precedes January 1, 2004, and who has not become a Participant prior to January 1, 2004, may elect to become a Participant as of January 1, 2004.

“(iii) If a Participant who severs employment is an Eligible Employee at the time of such severance and such Participant is later rehired as an Eligible Employee, he or she may elect to resume participation immediately upon such rehire or upon any Entry Date thereafter, regardless of the employee status into which he or she has been rehired.

“(b) Commencement of Membership for Eligible Employees.

“(i) Each Eligible Employee who is a Member in the Plan on December 31, 2003 shall continue as a Member on January 1, 2004.

“(ii) Any other Full-time Employee or Part-time Employee who is regularly scheduled to work 20 or more hours per week shall become a Member on the Entry Date coincident with or next following his or her Employment Commencement Date. Any Part-time Employee who is not regularly scheduled to work 20 or more hours per week shall become Member as of the first Entry Date on or after January 1, 2004 following his or her completion of one Year of Service. Notwithstanding the foregoing, any Full-time Employee or Part-time Employee whose Employment Commencement Date precedes January 1, 2004, and who has not become a Member prior to January 1, 2004, shall become a Member as of January 1, 2004.

“(iii) A Member who becomes ineligible to receive Firm Contributions due to termination of employment in accordance with Section 6(c) shall again become eligible to receive Firm Contributions, subject to Section 6, on the first day he or she resumes employment with a Participating Company.”

15. Section 4 of the DPSP/START Plan shall be amended by adding the following paragraph after the introductory paragraph in such Section:

“Notwithstanding anything in the foregoing to the contrary, the service of all Employees hired on or after January 1, 2004 shall be determined under the rules set forth in Sections 4(a) through 4(c).”

16. The definition of “Hour of Service” in Section 4(a) of the DPSP/START Plan shall be amended to read as follows:

““Hour of Service” means each hour for which an Employee is paid or entitled to payment for the performance of duties for the Company or for any member of the Affiliated Group.”

17. The definition of “Year of Service” in Section 4(a) of the DPSP/START Plan shall be amended to read as follows:

““Year of Service” means a Period or Periods of Service, whether or not consecutive, equal to 12 months.”

18. Section 4(c) of the DPSP/START Plan shall be amended to read as follows:

“(c) Aggregation of Periods of Service. An Employee will receive credit for Periods of Service of less than 12 consecutive months, by aggregating all non-successive Periods of Service and all Periods of Service which are fractional years or which do not constitute a whole 1-year Period of Service, whether or not consecutive. Fractional periods of a year are expressed in terms of days, on the basis that a day of service is credited if an Employee completes an Hour of Service during such day, and on the basis that 365 days of service equals a 1-year Period of Service.”

19. The first paragraph in Section 4(d) of the DPSP/START Plan shall be deleted and replaced with the following:

“The service of an Employee hired by a Participating Company listed on Appendix B prior to January 1, 2004 shall be determined using the definitions set forth in this Section 4(d) and, to the extent applicable, the additional service rules set forth in Appendix B. The service of an Employee hired on or after January 1, 2004 shall be determined under the rules set forth in Sections 4(a) through 4(c) above.”

20. Section 4(d)(iii) of the DPSP/START Plan shall be amended by adding the following paragraph (4) at the end thereof:

“(4) Period of Service for eligibility and vesting purposes shall include such periods as the Committee determines are required to be taken into account in order to comply with Code section 414(n)(4).”

21. The definition of “Year of Service” in Section 4(d)(v) of the DPSP/START Plan shall be amended to read as follows:

“(v) “Year of Service” means a Period of Service of one year.”

22. Section 6 of the DPSP/START Plan shall be amended by deleting Sections 6(a) through 6(c) in their entirety and replacing them with the following:

“(a) Amount of Firm Contributions. Before the end of each Plan Year, each Business Unit shall determine whether a Firm Contribution shall be made for such Plan Year on behalf of the eligible Members employed in such Business Unit, and, if a Firm Contribution shall be made, the amount of such contribution. For this purpose, a Member shall be eligible to receive an allocation of Firm Contributions for a Plan Year only if (i) the Member’s base salary, bonus and commissions for the Plan Year (prior to any salary reduction amounts or deferrals) are less than $200,000 and (ii) the Member (A) is employed in such Business Unit on December 31 of such Plan Year (including any Member on an Authorized Absence) or (B) was employed in such Business Unit immediately prior to his or her termination of employment due to death, Total and Permanent Disability, Retirement or Release during such Plan Year.

“(b) Allocation of Firm Contributions Among Members. The Firm Contribution with respect to each Business Unit for each Plan Year shall be allocated among all eligible Members (in accordance with Section 6(a)). An eligible Member’s share of the Firm Contribution for a Plan Year shall be that amount which bears the same relationship to such Firm Contribution as the Earnings (up to $100,000) received during such Plan Year by such eligible Member bears to the aggregate of the Earnings (up to $100,000 per eligible Member) received during such Plan Year by all eligible Members entitled to share in such Firm Contribution (disregarding for this purpose the Earnings of Members not entitled to share in such Firm Contribution pursuant to Section 6(a)). Any amount so allocable to a Member who has died shall be paid to the persons designated pursuant to Section 11(e).

“(c) Ineligible Members. No portion of the Firm Contribution with respect to a Business Unit for any Plan Year shall be allocated to any Member who is not an eligible Member in accordance with Section 6(a).”

23. The third sentence in Section 7(b) of the DPSP/START Plan shall be amended by replacing the words “an IIG Participant’s” with “a Participant’s.”

24. Sections 10 of the DPSP/START Plan shall be amended by deleting Sections 10(a) and 10(b) in their entirety and replacing them with the following:

“(a) Amount of Benefit. A Participant’s Plan Benefit shall be the vested interest of the Participant in his or her Accounts. A Participant shall have a fully vested interest in his or her Accounts at all times, except as otherwise provided below.

“(i) Vesting in Firm Contributions. Amounts attributable to Firm Contributions made pursuant to Section 6 on behalf of a Participant hired by a Participating Company on or after January 1, 2004 or an IIG Participant shall vest in accordance with the following vesting schedule:

Years of Service	Vested Percentage
Less than 3	0%
3 or more	100%

“Notwithstanding the foregoing, a Participant shall have a fully vested interest in amounts attributable to Firm Contributions if the Participant reaches age 65 (or any later age) and has completed at least three years of service while employed by a Participating Company or member of the Affiliated Group, or as required under Code section 411(a), or if the Participant terminates employment as a result of Retirement, death, Total and Permanent Disability or Release.

“(ii) Vesting in ESOP Diversification Transfers. Amounts attributable to a Participant’s ESOP Diversification Transfers shall continue to be subject to the vesting schedule applicable to the transferred amounts under the terms of the ESOP. In general, Participants in the ESOP are eligible to receive matching allocations and profit sharing allocations on the terms and conditions set forth therein, which vest as follows:

“(1) Participants hired on or after January 1, 2004 vest in their ESOP accounts in accordance with the vesting schedule set forth above in Section 10(a)(i).

“(2) MS Participants hired before January 1, 2004 are immediately fully vested in their ESOP accounts.

“(3) IIG Participants hired before January 1, 2004 vest in their ESOP accounts in accordance with vesting provisions that generally mirror the provisions set forth in Supplement E to this Plan (including the provisions providing for accelerating vesting if an IIG Participant reaches age 65 while employed by a Participating Company or Affiliated Group member, or if the IIG Participant terminates employment as a result of death, Total and Permanent Disability, Retirement or Release), provided that the portion of an IIG Participant’s ESOP account attributable to matching allocations with respect to Plan Years beginning on or after January 1, 2002 and profit sharing allocations vests no later than provided under the vesting schedule set forth above in Section 10(a)(i).

“(4) Notwithstanding the foregoing, a Participant in the ESOP shall fully vest in any cash dividends on Morgan Stanley Stock with respect to which the Participant is offered an election under Section 5.04 of the ESOP (i.e., as to whether the dividends will be distributed or reinvested in Morgan Stanley Stock), without regard to whether the Participant is vested in the Morgan Stanley Stock with respect to which such dividends are paid.

“For purposes of this Section 10(a)(ii), a Year of Service under the ESOP has the same meaning as that term under Section 4(a) of this Plan. The terms Total and Permanent Disability, Retirement and Release under the ESOP have the same meanings as those terms under Section 2 of this Plan.

“(iii) Vesting in Matching Contributions. Any amounts attributable to Matching Contributions made on behalf of an IIG Participant and not transferred from the START Plan to the ESOP in 2001 as described in Supplement G to this Plan, shall vest in accordance with the rules previously applicable under the START Plan and now set forth in Supplement E to this Plan.

“(b) Forfeitures. (i) Any non-vested amounts attributable to a Participant’s Firm Contributions, ESOP Diversification Transfers or Matching Contributions shall be forfeited as of the end of the month in which such Participant’s termination of employment occurs. Notwithstanding the foregoing, if a Participant who terminates employment shall subsequently be credited with one Year of Service before incurring five consecutive One Year Breaks, the amount so forfeited shall be restored to such Participant’s Accounts without adjustment for income, gains or losses; provided that such restoration shall be made from forfeitures arising in the Plan Year in which the restoration occurs and, to the extent necessary, from a special Company contribution which shall be made for that purpose. The foregoing forfeiture provisions shall only apply to the extent permitted by applicable law.

“(ii) Any forfeitures remaining after restoration payments are made may be applied to pay Plan expenses, make Firm Contributions to Participants’ Accounts pursuant to Section 6, or as otherwise determined by the Plan Administrator. At the discretion of the Plan Administrator, forfeitures from amounts attributable to ESOP Diversification Transfers also may be transferred back to the ESOP.”

25. Section 12(b) of the DPSP/START Plan shall be amended by deleting the word “IIG” in Section 12(b)(v), deleting Section 12(b)(vi), and redesignating current Section 12(b)(vii) as Section 12(b)(vi).

26. Section 14 of the DPSP/START Plan shall be deleted in its entirety and replaced with the following:

“SECTION 14. FIDUCIARY RESPONSIBILITIES AND PLAN ADMINISTRATION

“(a) General.

“(i) The general administration of the Plan shall be placed in the Plan Administrator.

“(ii) The Plan Administrator shall be a “named fiduciary” with respect to the Plan, as such term is defined in ERISA section 402(a).

“(iii) The Plan Administrator shall be the Plan’s “administrator,” as such term is defined in ERISA section 3(16).

“(iv) The Committee established in accordance with Section 16 shall be the “named fiduciary,” as defined under ERISA section 402(a), that, subject to Section 16(c), shall have the authority to act with respect to any claim for benefits under the Plan.

“(v) The Hearing Panel established in accordance with Section 17 shall be the “named fiduciary,” as defined under ERISA section 402(a), that shall have the authority to act with respect to any appeal from the denial of a claim for benefits under the Plan.

“(vi) The Plan Administrator, Committee, Hearing Panel and each other person who has Fiduciary Responsibilities with respect to the Plan shall be bonded if and as required by ERISA.

“(b) Procedure and Performance of Duties; Delegation.

“(i) The Plan Administrator may employ such agents, counsel, accountants or other persons (who also may be employed by a Participating Company or Affiliated Group member) as the Plan Administrator may consider necessary or advisable to properly carry out the administration of the Plan.

“(ii) The Plan Administrator may delegate its Fiduciary Responsibilities to any other person as the Plan Administrator in its sole discretion shall decide. Upon a delegation of Fiduciary Responsibilities, the person or persons to whom such Fiduciary Responsibilities are delegated shall be solely responsible for the performance of such Fiduciary Responsibilities, except as provided by law, and all references in the Plan to the Plan Administrator shall be deemed to be references to such person. The Plan Administrator shall perform its delegation functions in the same manner as it performs all of its other Fiduciary Responsibilities pursuant to Section 14(b)(iii) below.

“(iii) The Plan Administrator shall perform only its Fiduciary Responsibilities as provided in the Plan except those Fiduciary Responsibilities which are delegated pursuant to Section 14(b)(ii) above, if any, and except those Fiduciary Responsibilities which are to be performed by the Trustee pursuant to the Trust Agreement.

“(c) General Powers of Plan Administrator. The Plan Administrator shall have the power and the duty to take all actions and to make all decisions necessary or proper to carry out its responsibilities under the Plan. Subject to Sections 16 and 17, the Plan Administrator shall have the exclusive right to determine any question arising under or in connection with the administration of the Plan, including, but not limited to, the authority to interpret the Plan, to remedy ambiguities, inconsistencies or omissions arising under or in connection with the Plan, to direct disbursements by the Trustee and to exercise the other rights and powers specified herein.

“(d) Rules and Regulations. Subject to the limitations set forth in the Plan, the Plan Administrator may from time to time establish such uniform and nondiscriminatory rules and regulations as it may deem appropriate or necessary for the transaction of business and for the administration of the Plan.

“(e) Conversion of Amounts of Earnings. The Plan Administrator shall have full and final authority with respect to Earnings paid in a foreign currency to convert such Earnings into currency of the United States, in such manner as the Plan Administrator may from time to time determine, for purposes of the Plan.

“(f) Indemnification. To the fullest extent permitted by law, the Company will indemnify and save harmless the Plan Administrator, each member of the Committee established in accordance with Section 16, each member of the Hearing Panel established in accordance with Section 17, and each other person to whom Fiduciary Responsibilities are delegated under the terms of the Plan against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as Plan Administrator, member of the Committee, member of the Hearing Panel or delegate, except (i) in the case of willful misconduct or lack of good faith or (ii) with respect to any person who is not an employee, officer, advisory director or director of the Company or a member of the Affiliated Group. This Section 14(h) shall not supersede any separate agreement or contract between the Company or a member of the Affiliated Group or the Plan and any person to whom Fiduciary Responsibilities are delegated.

“(g) Quorum. A majority of the members of the Committee or Hearing Panel or any delegate of either of them at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee or Hearing Panel or by such delegate, as the case may be, at any meeting shall be by the vote of a majority of those present at any such meeting.

“(h) Action Without Meeting. Any action required or permitted to be taken at any meeting of the Committee or the Hearing Panel or by any delegate of either of them may be taken without a meeting if a written consent thereto is signed by all members of the Committee or Hearing Panel or by such delegate, as the case may be, and such written Consent is filed with the records of the proceedings of the Committee or Hearing Panel or of such delegate, as the case may be.

“(i) Meeting by Telephone Conference. Members of the Committee, the Hearing Panel or any delegate of either of them may participate in a meeting of the Committee, Hearing Panel or such delegate, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.”

27. Section 16(a) of the DPSP/START Plan shall be amended to read as follows:

“(a) Claims. Sections 16 and 17 shall provide the exclusive rules relating to claims for benefits under the Plan.

“The Board of Directors shall appoint a claims committee (referred to herein as the “Committee”), which shall consist of two or more individuals who may (but need not) be employees of the Company. The Committee shall be the named fiduciary that shall have the authority to act with respect to any claim for benefits under the Plan. The Committee may adopt such rules and procedures, consistent with ERISA and the Plan, as it deems necessary or appropriate in carrying out its responsibilities under this Section 16. The Committee may delegate some or all of its rights, privileges and duties to such person(s) as it may choose; to the extent of such a delegation all references in this Section to the Committee shall be deemed to be references to such person(s).

“The Committee in its capacity as named fiduciary with respect to claims for benefits shall have the discretionary right to interpret the Plan, including those provisions governing eligibility and benefits, and to determine any questions arising under or in connection with claims for benefits under the Plan, including without limitation, the authority to make factual determinations. The Committee shall have full authority to determine the entitlement, rights or eligibility of employees, participants and/or any other persons, and the amount of benefits, if any, due under the Plan. The Committee shall also have the right and authority to remedy ambiguities, inconsistencies or omissions, arising under or in connection with claims for benefits under the Plan. The construction and interpretations of the Plan and the determinations of the Committee hereunder shall be final and binding on all persons, other than the Hearing Panel established in accordance with Section 17 hereof.

“All claims for benefits shall be submitted to the Committee at such address as the Committee shall designate from time to time. Claims for benefits must be in writing on the form prescribed by the Committee and must be signed by the person or persons indicated on such form.”

28. Section 16(c) of the DPSP/START Plan shall be amended to read as follows:

“(c) Small Claims. Any claim to be determined by the Committee may be determined by Morgan Stanley’s Global Director of Human Resources, or his delegate, if the Global Director of Human Resources (or such delegate) determines that the amount involved is $10,000 or less. In any case where the Global Director of Human Resources (or delegate) determines a claim, the provisions of Sections 16 and 17 shall apply to the Global Director of Human Resources (or delegate) in the same manner as would be applicable to the Committee. The Global Director of Human Resources has delegated his authority under this provision to the Director of Benefits.”

29. Section 17(e) of the DPSP/START Plan shall be amended to read as follows:

“(e) Authority of Hearing Panel. The Hearing Panel in its capacity as named fiduciary shall have the discretionary right to interpret the Plan, including those provisions governing eligibility and benefits, and to determine any questions arising under or in connection with the administration of the Plan, including without limitation, the authority to make factual determinations. The Hearing Panel shall have full authority to determine the entitlement, rights or eligibility of employees, participants and/or any other persons, and the amount of benefits, if any, due under the Plan. The Hearing Panel shall also have the right and authority to remedy ambiguities, inconsistencies or omissions, arising under or in connection with the Plan. The construction and interpretations of the Plan and the determinations of the Hearing Panel hereunder shall be final and binding on all persons.”

30. The following new subsection (g) is added at the end of Section 20 of the DPSP/START Plan:

“(g) Costs of Legal Action. If a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, including in connection with a Participant’s or other person’s death or divorce, the cost to the Plan, Trustee, Participating Companies, Plan Administrator, Committee or Hearing Panel or any member thereof of bringing, prosecuting or defending the action shall be charged to the extent permitted by law to the sums, if any, which were involved in the action or were payable to the person concerned.”

31. The first sentence of Section 1(3) in Supplement A to the DPSP/START Plan shall be amended to read as follows:

“Notwithstanding any provision of Section 10 of the Plan to the contrary, if a Participant (other than a Participant who did not complete any Period of Service after the Plan became a Top-Heavy Plan) terminates employment with the Affiliated Group while the Plan is a Top-Heavy Plan, and after such Participant has completed three or more Years of Service, such Participant shall be 100% vested in his or her Accounts.”

32. The first sentence of Section 1(4) in Supplement A to the DPSP/START Plan shall be amended to read as follows:

“If the Plan is a Top-Heavy Plan at any time and thereafter ceases to be a Top-Heavy Plan, each Participant who is credited with three or more Years of Service as of December 31 of the last Plan Year in which the Plan is a Top-Heavy Plan shall thereafter continue to be 100% vested in his or her Accounts.”

33. Appendix B to the DPSP/START Plan shall be amended by adding Morgan Stanley Management Services, Inc. to the list of Participating Companies, effective May 1, 2003.

34. Appendix B to the DPSP/START Plan shall be amended by adding Morgan Stanley Real Estate Advisor, Inc. to the list of Participating Companies, effective November 20, 2003.

35. Appendix B to the DPSP/START Plan shall be further amended, effective November 20, 2003, by adding the following paragraph to the end thereof:

“Lend Lease. With respect to any individual who becomes an Employee in connection with a transfer of assets to the Company or an affiliate pursuant to an agreement between Morgan Stanley Realty Incorporated, et al., and Lend Lease Corporation Limited (“Lend Lease”) on or after November 20, 2003 and who was, immediately prior to becoming an Employee, an employee of Lend Lease, the term “Service” shall include such individual’s service with Lend Lease for purposes of determining (i) such Employee’s eligibility for participation and membership in the Plan pursuant to Section 3 of the Plan and (ii) the vested percentage of such Employee’s Plan Benefit pursuant to Section 10 of the Plan; provided, however, that each such Employee shall only be credited with the lesser of his actual period of service with Lend Lease or five years for purposes of this sentence. An Hour of Service as defined in Section 4(d) of the Plan shall include each hour for which a former employee of Lend Lease was paid, or entitled to payment, for the performance of services for Lend Lease.”

36. Supplement B to the DPSP/START Plan shall be amended by deleting current Section 3(a) in its entirety and re-lettering Sections 3(b) through 3(f) accordingly.

* * * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of the 24th day of December, 2003.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY